Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-2261

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or

Carlynn Finn, Manager, Investor Relations

(617) 796-8222

www.cwhreit.com

CommonWealth REIT Announces Changes to its Senior Management Group

Newton, MA (January 7, 2011): CommonWealth REIT (NYSE: CWH) today announced changes to its senior management group.

The Board of Trustees of CWH elected Adam D. Portnoy as President.  Mr. Portnoy will also continue in his role as a Managing Trustee for CWH.

Mr. Portnoy replaces John A. Mannix who has resigned his position as President and Chief Investment Officer in order to lead CWH’s acquisition efforts in Australia.  Mr. Mannix will be relocating to Sydney, Australia and remains an Executive Vice President of Reit Management & Research LLC (RMR), CWH’s manager.  Mr. Mannix’s previous duties as Chief Investment Officer will be shared among existing RMR employees.

These changes are effective January 10, 2011. All other officers of CWH remain unchanged.

CommonWealth REIT is a real estate investment trust, or REIT, which primarily owns office and industrial properties throughout the United States, including approximately 17 million sq.ft. of leased industrial and commercial lands in Oahu, HI.  CWH also owns a small and growing portfolio of office and industrial properties in Australia.  CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS AND IMPLICATIONS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION

REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS BUT THEY ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR.  FOR EXAMPLE, THE STATEMENTS THAT MR. MANNIX IS RELOCATING TO AUSTRALIA TO LEAD CWH’S ACQUISITION EFFORTS IN THAT COUNTRY AND THAT CWH HAS A SMALL AND GROWING PORTFOLIO OF OFFICE AND INDUSTRIAL PROPERTIES IN AUSTRALIA MAY IMPLY THAT CWH WILL INCREASE ITS OWNERSHIP OF PROPERTIES IN THAT COUNTRY.  IN FACT, CWH’S ABILITY TO INCREASE ITS INVESTMENTS IN AUSTRALIA WILL DEPEND UPON CWH’S ABILITY TO LOCATE PROPERTIES IT WANTS TO PURCHASE AND ITS ABILITY TO NEGOTIATE ACCEPTABLE PURCHASE TERMS AND CLOSE THOSE TRANSACTIONS.  THERE CAN BE NO ASSURANCE THAT CWH WILL BE ABLE TO INCREASE ITS INVESTMENTS IN AUSTRALIA.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.